Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of March 21, 2024 (the “Effective Date”), by and between Texxon Holding Limited, a Cayman Islands exempted company (the “Company”), and Jian Huang, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries (collectively, the “Group”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Technology Officer and to assure itself of the services of the Executive during the term of Employment (as defined below); and

WHEREAS, the Executive desires to be employed by the Company as its Chief Technology Officer during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

The Executive hereby accepts the position of Chief Technology Officer of the Company (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be two (2) years commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one-year terms if neither the Company nor the Executive provides a notice of termination of the Employment to the other party within thirty (30) days prior to the expiration of the applicable term.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include all the duties and responsibilities associated with a Chief Technology Officer of a U.S.-listed public company with its primary operations in the People’s Republic of China. As Chief Technology Officer of the Company, the Executive shall be primarily responsible for managing the day-to-day system development and maintenance matters of the Company and each member of the Group as well as all tasks and responsibilities normally associated with the offices of Chief Technology Officer of a company of similar size and nature to the Company. During the term of his or her Employment, Executive shall report and be responsible to the Company’s Board of Directors (including any designated compensation or other committee thereof, the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board as long as such duties and responsibilities are consistent with those of the Company’s director of the board and Chief Technology Officer.

(b)	The Executive shall devote all of his or her working time, attention and skills to the performance of his or her duties to the Company and the Group and shall faithfully and diligently serve the Company and the Group in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)

During the term of the Employment, the Executive shall use his or her best efforts to perform his or her duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company or any member of the Group, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company or any member of the Group engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding less than one percent (1%) of the outstanding voting equity of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of his or her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

(d)	If the Board nominates Executive serve on the Board or the board of director of any Group member, Executive agrees, for no additional compensation, to serve on the Board or such boards of directors. Upon the end of the Term for any reason, Executive agrees to immediately resign from the Board and from all other board positions and offices Executive holds with the Company or with any Group member unless otherwise agreed upon between the Company and Executive.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his or her duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	LOCATION

The Executive will be mainly based in Shanghai, China. The Company reserves the right to transfer or second the Executive to any location in China or elsewhere in accordance with its operational requirements. Executive acknowledges that his or her position will require travel, both within and outside of China.

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s initial base salary shall be $500 U.S. Dollars ($500) per year for his or her service to the Company, paid monthly in arrears in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board in its discretion.

(b)	Discretionary Annual Bonus. The Company may, in its sole and absolute discretion, choose to grant Executive an annual bonus in an amount up to $0 U.S. Dollars ($0) per fiscal year as determined by the Board in its sole and absolute discretion. The cash bonuses are subject to annual review and adjustment by the Board in its discretion.

(c)	Discretionary One-Time Cash Bonus. Executive shall be eligible to receive a cash bonus of $0 upon the Company’s completion of its initial public offering.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company or any member of the Group that currently exists or may be adopted by the Company or any member of the Group in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan, as determined by the Board.

(e)	Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his or her duties under this Agreement; provided that he or she properly accounts for such expenses in accordance with the Company’s policies and procedures.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i)	For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2)	the Executive has been grossly negligent or acted dishonestly to the detriment of the Company;

(3)	the Executive has engaged in actions amounting to willful misconduct or failed to perform his or her duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure; or

(4)	the Executive violates Sections 8, 9 or 10 of this Agreement.

Upon termination for “cause”, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii)	For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive has died, or

(2)	the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his or her employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii)	Without Cause. The Company may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: (1) a lump sum cash payment equal to three (3) months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of the Executive’s annual bonus for the fiscal year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for three (3) months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

Upon termination without cause, the Executive shall also be entitled to the amount of base salary earned and not paid prior to termination.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(a)(iii), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form reasonably satisfactory to the Board.

(iv)	Change of Control Transaction. If the Company or its successor terminates the Employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three (3) months of the Executive’s base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his or her annual bonus for the fiscal year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for three (3) months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(b)	By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company without cause or if (1) there is a material reduction in the Executive’s authority, duties and responsibilities unless such reduction was made with his or her consent, or (2) there is a material reduction in the Executive’s annual salary (the occurrences in either of (1) or (2) being referred to as “Good Reason”). Upon the Executive’s termination of the Employment due to Good Reason, the Company shall provide compensation to the Executive equivalent to 3 months of the Executive’s base salary that he or she is entitled to immediately prior to such termination.

In addition, the Executive may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is approved by the Board.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(b), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form reasonably satisfactory to the Board.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, investors, joint ventures, affiliates, financing sources and financial partners and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the any member of the Group, or their respective investors, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his or her work or using the facilities of the Group are property of the Company or applicable Group member and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his or her work with the Group and will provide written certification of his or her compliance with this Agreement. Under no circumstances will the Executive have, following his or her termination, in his or her possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and each Group member and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company and Group members may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s or applicable Group member’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company, Group members and such third parties, during the Executive’s employment by the Group and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	CONFLICTING EMPLOYMENT.

The Executive hereby agrees that, during the term of the Employment, the Executive will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the Employment, nor will the Executive engage in any other activities that conflict with his or her obligations to the Group without the prior written consent of the Company.

10.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary and benefits paid to the Executive by the Company and the Group, the Executive agrees that during the term of the Employment and for a period of twelve (12) months following the termination of the Employment for whatever reason:

(a)	The Executive will not approach clients, investors, customers or contacts of the Company or the Group, users of the Company’s or the Group’s services, or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company or the Group for the purposes of doing business with such persons or entities which will harm the business relationship between the Company or the Group and such persons and/or entities;

(b)	the Executive will not assume employment with or provide services as a director, consultant or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)	the Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any officer, director or employee of or consultant to the Company or any member of the Group employed or engaged as at or after the date of such termination, or in the twelve (12) months preceding such termination.

The provisions contained in Section 10 are considered reasonable by the Executive in order to protect the legitimate business interests of the Company and the Group. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 10 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 10, the Executive acknowledges that there will be no adequate remedy at law, and the Company or the applicable member of the Group shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company or the applicable member of the Group shall have right to seek all remedies permissible under applicable law.

11.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company or the applicable Group member may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

15.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and interpreted in accordance with the laws of New York without regard to choice of law principles, except the arbitration provision which shall be governed by the Federal Arbitration Act. Executive agrees that if, for any reason, any provision hereof is unenforceable, the remainder of this Agreement will nonetheless remain binding and in effect. Any dispute regarding the Employment or this Agreement, other than any injunctive relief available under Section 10 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration conducted by the American Arbitration Association (“AAA”) in accordance with its arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the State of New York with respect to the interpretation or enforcement of this Agreement, or to any claims involving the Employment or the termination of the Employment. All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator. Arbitration shall be held in the AAA New York City Office or such other place as the parties may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction, including in The People’s Republic of China or Hong Kong. The arbitrator shall award costs and attorney fees to the prevailing party. As part of this Agreement, Executive agrees that Executive may not participate in a representative capacity or as a member of any class of claims pertaining to any claim against the Company. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Company or the Executive may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

16.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery or (iv) by email to the last known address of the other party, with communications to the Company being to the attention of the Company’s Chief Financial Officer.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose, and signed counterparts may be delivered by electronic means.

20.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, or he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Texxon Holding Limited

By:	/s/ Hui Xu
Name:	Hui Xu
Title:	Chief Executive Officer

Executive

Signature:	/s/ Jian Huang
Name:	Jian Huang